Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-3
 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMISPHERE TECHNOLOGIES, INC.
 (Exact name of Registrant as specified in its charter)

DELAWARE	2834	13-3306985
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

765 Old Saw Mill River Road, Tarrytown, New York  10591
(914) 347-2220
 (Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)

MICHAEL M. GOLDBERG, M.D.
Chairman of the Board and Chief Executive Officer
Emisphere Technologies, Inc.
765 Old Saw Mill River Road, Tarrytown, New York  10591
(914) 347-2220
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of Communications to:
Timothy C. Maguire, Esq.
Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, MA 02111
617-856-8200

          Approximate date of commencement of proposed sale to the public:  From time to time or at one time after the effective date of this Registration Statement as determined by the Registrant.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest or interest investment plans, please check the following box.   ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

          If this Form is a registration statement pursuant to General Instruction I. D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 as amended or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common Stock, par value $.01 per share	—	—	—	—
Warrants	—	—	—	—
Total	6,000,000	$ 8.05	$ 48,300,000	$ 5,685

          (1)          In accordance with Rule 457(c), the aggregate offering price of our stock is estimated solely for calculating the registration fees due for this filing.  For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our stock reported by the Nasdaq National Market on April 5, 2006, which was $8.05 per share.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, Dated April 7, 2006

Prospectus

6,000,000 shares

Common Stock
Warrants

          Emisphere Technologies, Inc. may offer shares of common stock, $.01 par value per share (“Common Stock”) or warrants to purchase shares of Common Stock from time to time in one or more offerings.  The specific terms and number of shares of Common Stock or warrants so offered will be fully described in supplements to this prospectus. Please read any prospectus supplements and this prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

          Our Common Stock is traded on the Nasdaq National Market under the symbol “EMIS.”  On April 5, 2006, the last reported sale price for our Common Stock on the Nasdaq National Market was $7.97 per share.

          Investing in our securities involves significant risks. See “Risk Factors” on page 6. We may include specific risk factors in an applicable prospectus supplement under the heading “Risk Factors”. You should review that section of the prospectus supplement for a discussion of matters that investors in our securities should consider.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers.  See “Plan of Distribution.”  If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement.  The net proceeds we expect to receive from such sale also will be set forth in a prospectus supplement.

The date of this Prospectus is _______, 2006.

          You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.  We have not authorized anyone to provide you with different information.  We are not making an offer to sell these securities in any state where the offer is not permitted.  You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

          Unless the context otherwise requires, the terms “we,” “our,” “us,” “the Company” and “Emisphere” refer to Emisphere Technologies, Inc.

ABOUT THIS PROSPECTUS

          This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process.  Under this shelf process, we may, over the next two years, offer Common Stock or warrants described in this prospectus in one or more offerings, up to a total amount of 6,000,000 shares, either as Common Stock or as warrants to purchase shares of Common stock, in any combination thereof.  Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.  The prospectus supplement may also add, update or change information contained in this prospectus.  Additionally, in the event there is a material change to information contained in this prospectus, we will file a post-effective amendment setting forth an explanation of such change.  You should read this prospectus, any post-effective amendment, and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information.”

          In this prospectus, “Emisphere,” “we,” “us” and “our” refer to Emisphere Technologies, Inc.

PROSPECTUS SUMMARY

          You should read the following summary together with the more detailed information, including the consolidated financial statements and the notes to the consolidated financial statements and other information, included, or incorporated by reference, in this prospectus.

OUR COMPANY

Overview

          Emisphere Technologies, Inc. is a biopharmaceutical company developing products using its proprietary eligen® drug delivery technology.  We apply this technology to orally administer therapeutic macromolecules (such as proteins, peptides, and polysaccharides) that are not currently available in oral form and poorly absorbed small molecules.  We believe that our drug delivery technology may lead to greater patient convenience and compliance, and in some cases, improved therapies.  As of December 31, 2005, we have 80 granted patents and 53 applications pending in the United States, and patents and patent applications covering product candidates in the anticipated markets for such products.

          We have product candidates in development across a broad range of therapeutic areas, including cardiovascular disease, diabetes, osteoporosis and growth disorders, among others.  Also, we have partnerships with world-leading pharmaceutical companies.  To date, we have devoted substantially all of our efforts and resources to research and development and have not generated sales of any of our products.  For more information about our financial condition and prospects, please refer to the section entitled “Certain Other Recent Developments” below.

          Oral Drug Delivery

          The pharmaceutical industry has been working for many years to overcome the challenge of delivering therapeutic macromolecules orally and poorly absorbed small molecules, with limited success.  Therapeutic macromolecules and poorly absorbed small molecules are molecules that, if ingested, would degrade in the stomach or intestine before they are absorbed into the bloodstream. Therefore, they are administered by injection or by intravenous means (collectively referred to as “parenteral administration” or “parenterally”). Parenteral administration is believed to be less desirable than oral administration for many reasons, including patient discomfort, inconvenience and risk of infection. In addition, parenteral therapies often include the cost of administration by a healthcare professional, since they typically require administration in hospitals or doctors’ offices. Poor patient acceptance of, and compliance with, parenteral therapies can lead to increased incidences of medical complications.

          Our business strategy is based upon our belief that the development of an efficient and safe oral delivery system for drugs that either are not currently available in oral form or have poor bioavailability in oral form represents a significant commercial opportunity.  We believe that, given the choice, patients reluctant to commence or comply with parenteral therapies would embrace an oral alternative, thus spurring market expansion for these drugs.

          Our Technology

          Our oral delivery technology, the eligen® technology, is based upon proprietary, synthetic chemical compounds, that we refer to as EMISPHERE® delivery agents (or “carriers”), which facilitate the transport of therapeutic macromolecules and poorly absorbed small molecules across biological membranes, such as the membranes of the small intestine. We believe that the eligen® technology uses a natural transport process in the body to accomplish this objective. In the case of macromolecules, we hypothesize that EMISPHERE® delivery agents change the shape of the macromolecule without changing its chemical composition, and that the changed shape allows the macromolecule to cross the membrane. Once the macromolecule crosses the membrane, the EMISPHERE® delivery agent separates from the molecule, which then reestablishes its natural shape, allowing it to remain therapeutically active. Using this technology, we have orally delivered unfractionated heparin, low molecular weight heparin, insulin, parathyroid hormone, human growth hormone, cromolyn, salmon calcitonin and a small molecule for the treatment of bone disease in humans. We have also demonstrated oral delivery of over 50 other compounds in laboratory animals.

          Competitive Advantages

          We believe that the eligen® technology has competitive advantages, including:

•	EMISPHERE® delivery agents are applicable across a diverse group of molecules such as proteins, peptides, carbohydrates, polar organics, and other compounds;

•	oral drug delivery using the eligen® technology does not rely upon the addition of other agents that can have adverse effects on the intestinal membranes or digestion;

•	our eligen® technology is applicable to various types of oral formulations, including solutions, suspensions, tablets and capsules;

•	our eligen® technology is applicable to controlled release dosage forms; and

•

the technology and manufacturing equipment required to produce EMISPHERE® delivery agent material in commercial quantities is readily available based on discussions with multiple manufacturers and based on such manufacturers’ current capacities to produce similar material.

          We have research and development collaborations and licensing agreements with corporate partners to provide development and commercialization services relating to certain of our products under development.  Under these agreements, we have granted licenses or the rights to obtain licenses to our oral drug delivery technology.  In return, we are entitled to reimbursement for research and development costs that we incur, as well as payments upon the achievement of milestones, and royalties on the sales of successfully commercialized products.

          Lead Product Candidates

          Oral Heparin

          Heparin is an anti-coagulant/anti-thrombotic used to prevent blood clots (deep vein thrombosis or “DVT”) following major surgical procedures lasting longer than 30 minutes.  According to the website www.dvt.org (maintained by the University of Massachusetts Medical School), the risk of developing DVT following major surgery can be as high as seventy percent.  Recent studies published in The Lancet and the Journal of Bone and Joint Surgery support longer term use of heparin for prophylaxis to cover the high-risk periods for forming blood clots following major surgery.  Published reports that we refer to below also suggest that unfractionated heparin (“UFH”) may have utility for indications other than anti-coagulation and anti-thrombosis.  We believe that potential longer term use of heparin as a prophylaxis and other potential indications for unfractionated heparin could present opportunities for our solid oral heparin and low molecular weight heparin candidates.

          On the basis of our extensive clinical testing with a liquid form of oral UFH, we believe we are well positioned to rapidly bring forward a new solid formulation into late-stage clinical trials.  In the first quarter of 2004, we selected tablet and capsule prototypes for production and clinical testing in the United States. In June 2004, we completed a Phase I clinical trial to evaluate these tablet and capsule dosage forms.  In August 2004, we announced that we selected a soft gelatin capsule formulation of UFH based on the results of the Phase I trial.

          During the third quarter of 2005, we completed dosing in a multi-arm, cross-over, clinical trial with sixteen normal subjects designed to compare heparin delivered by different injection routes to heparin delivered orally. We conducted this trial to support our contention that heparin’s molecular configuration, when given orally using our eligen® technology, is unaltered in the plasma when compared to heparin delivered by injection. In March 2006, we announced that preliminary results confirm that heparin delivered orally utilizing our eligen® drug delivery technology is chemically identical to heparin delivered by injection. The detailed results of this study will be made available through publication. We expect to discuss the data with the FDA to determine whether these data can be used to accelerate our product registration.

          In November 2005, we announced that we received written guidance from the FDA regarding a number of aspects of a Phase III trial design for oral heparin.  The planned trial is designed to determine the safety and efficacy of oral heparin versus Coumadin® (sodium warfarin) for the prevention of venous thromboembolism (“VTE”) following elective total hip replacement.

          The trial, as designed, is a randomized double blind, non-inferiority, multi-center study with the primary endpoint to prevent VTE, which consists of DVT, objectively confirmed by ultrasound, pulmonary embolism and death. The two arm study will compare 30 days of dosing, three times per day, of two Emisphere oral heparin capsules, to 30 days of dosing, once per day, of oral Coumadin®. The estimated enrollment for the trial currently is approximately 2,100 patients (including an allowance for non-evaluable patients), with 1,050 patients per arm. An independent Data and Safety Monitoring Committee will be charged with periodically reviewing the trial for safety. We plan to discuss with the FDA modifications to the proposed protocol based on the results of the cross-over trial that we completed during the third quarter of 2005, as described above. Later stage clinical trials may not support the findings of our early stage trials.

          Oral Insulin

          Injectable insulin is widely used in the treatment of Type 1 and Type 2 diabetic patients. According to the publicly filed annual reports of the leading insulin manufacturers, worldwide sales of insulin were approximately $5.6 billion in 2004.  Approximately 40% of all Type 2 diabetics use insulin to control the disease, accounting for approximately 50% of total insulin use. Although many more Type 2 diabetics could benefit from insulin therapy, use of the drug has been limited because it is administered by injection. We believe that a successful oral insulin therapy would facilitate compliance for diabetic patients who are not diligent with their prescribed injection regimens, and enable those patients adverse to injections to adopt insulin therapy at an earlier stage of the disease.

          We believe that an oral form of insulin, if approved, would gain significant market share, and therefore have focused significant resources on its development.  We have developed a tablet dosage form of insulin for oral administration that was tested in a 13-patient Phase I clinical trial designed to evaluate the safety, effect and tolerability of the oral insulin tablets when administered four times daily over a two-week period.  Data from this trial, completed in January 2004, indicated that repeated administration of our oral insulin was not associated with clinically relevant hypoglycemic events, an adverse complication that is often associated with injected insulin and other anti-diabetic treatments. There were no adverse events attributable to the study drug. Patients receiving EMISPHERE oral insulin tablets experienced a statistically significant drop from baseline in average blood glucose levels as measured by fructosamine levels, a statistically significant drop in fasting blood glucose levels and a statistically significant drop in glucose excursions following an oral glucose tolerance test. We presented an analyzed data set from this trial at the Annual Meeting of the American Diabetes Association in June 2004.

          In November 2005, we commenced a Phase II trial in India for our oral insulin product.  The trial is a 90-day, multi-center, double-blind, randomized clinical trial.  The four arm study will evaluate the safety and efficacy of low and high doses of oral insulin tablets versus placebo in 140 subjects with Type 2 Diabetes Mellitus who have inadequate glycemic control with their existing oral antidiabetic monotherapy. The primary efficacy endpoint of the study is related to the change in hemoglobin A1c, the standard for evaluating glucose control in Type II diabetics.  We also will focus on the safety of oral insulin, specifically incidents of hypoglycemia as well as the occurrence of insulin antibodies. Preliminary, blinded data obtained from subjects who have received 30-60 days of dosing show a decrease in hemoglobin A1c in a number of patients and no events of hypoglycemia were reported. Final data from this trial and later stage clinical trials may not support the findings of our early stage trials.

          We intend to partner this program and do not anticipate incurring significant costs associated with this program after the completion of this Phase II trial. We are continuing Phase I studies related to dosage form development designed to optimize efficiency of delivery.

          Oral Salmon Calcitonin

          We are collaborating with Novartis AG (“Novartis”) to develop oral salmon calcitonin (“sCT”), a peptide used to treat osteoporosis.  sCT is currently available as an injection or nasal spray.  In February 2003, we announced favorable results of a Phase IIa study conducted by Novartis evaluating the performance of an oral tablet form of sCT in post-menopausal women.  Novartis has indicated to us that it intends to commence pivotal studies for two indications in 2006.  Later stage clinical trials may not support the findings of our early stage trials.

          Oral PTH 1-34

          We have granted Novartis a license for our technology for the development of an oral recombinant parathyroid hormone (“PTH 1-34”), a compound that stimulates new bone formation and is used for the treatment of osteoporosis.  Based on the terms of the agreement, we may receive milestone payments totaling up to a maximum of $30 million, plus royalties on sales of product developed using our eligen® technology.  Novartis will fund all necessary preclinical, clinical and manufacturing costs for all products. We previously partnered this program with Eli Lilly and Company (“Lilly”), and Lilly currently markets PTH 1-34 as an injectable drug.  The Emisphere/Lilly oral PTH 1-34 program, which successfully completed Phase I studies, was terminated in August 2004.  We have been in litigation with Lilly concerning the termination of our agreements, and on January 6, 2006, the court ruled in our favor, ruling that Lilly had breached the agreements and that our termination was proper. There are still several issues pending in the case, including the question of damages we suffered as a result of Lilly’s breaches and our previously asserted claims that Lilly’s conduct also infringed our patents.

          Oral rhGH

          On September 23, 2004, we entered into a collaboration with Novartis to develop an oral formulation of recombinant human growth hormone (“rhGH”).  We entered into the agreement following the successful completion of pre-clinical feasibility studies for rhGH with our eligen® technology.  We have identified delivery agents that can deliver therapeutically sufficient levels of rhGH to the bloodstream when administered orally.  The lead carrier for rhGH has completed extensive formulation and pre-clinical safety studies.  We will work with Novartis to initiate clinical trials of a convenient oral human growth hormone product using the eligen® technology.  Novartis will fully fund the program including all clinical studies. Under the terms of the agreement, Novartis paid us an initial non-refundable fee of $1 million in exchange for a 12 month license to utilize our eligen® technology. In November 2005, we agreed to extend the initial 12 month license period until March 31, 2006. At the end of this period, Novartis has 30 days in which to elect to commence development or to terminate the agreement. If they elect to commence development, we may receive up to $33 million in additional milestone payments during the course of product development, and royalties based on sales.

          Oral Small Molecule Compounds

          On November 17, 2004, we entered into a licensing agreement with Hoffmann-La Roche Inc. and F. Hoffman-La Roche LTD (collectively, “Roche”) to develop oral formulations of undisclosed small molecule compounds approved for use in the field of bone-related diseases.  The agreement follows successful pre-clinical studies and a human feasibility study incorporating our eligen® technology to treat bone disease.  Later stage trials may not support the findings of our pre-clinical or feasibility studies.  Roche will fund all necessary preclinical, clinical and manufacturing costs for all products.  We have no payment obligations with respect to this program; we are, however, obligated to collaborate with Roche by providing access to our technology that is relevant to this program and are obligated to help manage this program through a joint “steering committee” with Roche.  Under the terms of the agreement, Roche paid us an initial non-refundable up-front fee of $2.5 million in December 2004 and milestone payments of $1.5 million for the first two products in June 2005 and February 2006. Roche may pay us future milestone payments of up to $17 million for the first two products and up to $18.5 million for each additional product developed using our eligen® technology.  We may also receive royalties based on product sales. Roche may terminate the agreement at will for any reason and without financial penalty or requirement to fund any further clinical studies.  We retain ownership rights to developments relating to our carrier, and Roche retains rights related to the drug product developed.

          Other Collaborations and Feasibility Programs

          In addition to the lead product candidates described above, we have product candidates utilizing charged molecules as well as macromolecules in various stages of development, either alone or with partners, which have the potential to address large underserved patient populations. In March 2006, we entered into an exclusive worldwide licensing agreement to develop an oral formulation of a gallium-containing compound with Genta Incorporated (“Genta”). Under the terms of the new agreement, Genta will pay us up to $24 million only upon the achievement of certain milestones, and royalties based upon sales. We do not expect to receive any milestone payments before twelve months from commencement of work, if at all. We will utilize our proprietary oral delivery technology, eligen®, to supply a finished oral dosage form to Genta. Genta will reimburse us for time and expenses, as incurred, to create the oral dosage formulation.  Genta will be responsible for toxicology, clinical development, regulatory submissions, and worldwide commercialization.

          Certain Other Recent Developments

          We anticipate that our existing capital resources will not enable us to continue operations past mid-May of 2006, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity. These circumstances may adversely affect our ability to raise additional capital. If we fail to raise additional capital or obtain substantial cash inflows from existing partners prior to May 2006, we will be forced to cease operations. If additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders.

          We have limited capital resources and operations to date have been funded with the proceeds from collaborative research agreements, public and private equity and debt financings and income earned on investments. These conditions raise substantial doubt about our ability to continue as a going concern. The audit report prepared by our independent registered public accounting firm relating to our consolidated financial statements for the year ended December 31, 2005 includes an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern.

          In September 2005, we executed a Senior Secured Loan Agreement (the “Loan Agreement”) with MHR Institutional Partners IIA LP (together with certain affiliated funds, “MHR”). The Loan Agreement provides for a seven year, $15 million secured loan from MHR to us at an interest rate of 11% (the “Loan”). Net proceeds from the Loan were approximately $12.9 million. We are in discussions with investment bankers concerning our future financing options. We cannot assure you that financing will be available on favorable terms or at all.

          Since our inception in 1986, we have generated significant losses from operations, and we anticipate that we will continue to generate significant losses from operations for the foreseeable future.  As of December 31, 2005, our accumulated deficit was approximately $351 million.  Our net loss was $18.1 million, $37.5 million and $44.9 million for the years ended December 31, 2005, 2004 and 2003, respectively. The significant decrease in net loss is a result of the $14.7 million gain on the extinguishment of the Elan note payable. Our cash outlays from operations and capital expenditures were $30.4 million for 2005. Our stockholders’ equity decreased from $22.8 million as of December 31, 2003 to a stockholders’ deficit of $11.3 million and $14.9 million as of December 31, 2004 and 2005, respectively.

          On April 4, 2006, MHR notified us that they intend to exercise their right to exchange the Loan for an 11% senior secured convertible note (the “Convertible Note”) with substantially the same terms as the Loan, except that the Convertible Note will be convertible, at the sole discretion of MHR or any assignee thereof, into shares of our common stock at a price per share of $3.78, interest will be payable in kind rather than in cash and we will have the right to call the Convertible Note after September 26, 2010 if certain conditions are satisfied. The exchange will take place on April 14, 2006.

RISK FACTORS

          The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of the risks applicable to an investment in Emisphere and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Certain Business Risks” included in our Annual Report on Form 10-K for the year ended December 31, 2005, as filed on March 16, 2006, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and any accompanying prospectus supplement (including any document incorporated by reference herein or therein) include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, that are subject to the “safe harbor” created by those sections. This forward-looking information is subject to risks and uncertainties including the factors listed under “Risk Factors,” as well as elsewhere in this prospectus and any accompanying prospectus supplement. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	risks associated with our existing indebtedness;

•	inability to raise future capital may cause us to cease operations;

•	our ability to attract and retain key managerial and technical personnel;

•	reliance on foreign sales and high customer concentration;

•	dependence on collaborative partners;

•	costs associated with complying with the Sarbanes-Oxley Act of 2002;

•	our dependence on the clinical success of certain product candidates;

•	protecting our intellectual property rights and the uncertainties of litigation;

•	other risks and uncertainties, including those set forth or incorporated in this prospectus and those detailed from time to time in our filings with the SEC.

          You should read this prospectus and any accompanying prospectus supplement and the documents incorporated by reference herein and therein completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made or incorporated by reference in this prospectus and in any accompanying prospectus supplement are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, or the related prospectus supplement, as applicable, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.

THE SECURITIES WE MAY OFFER

          We may offer shares of Common Stock and/or warrants to purchase shares of Common Stock, in any combination thereof totaling 6,000,000 shares of Common Stock, from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

          The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

          This Prospectus May Not Be Used to Consummate a Sale of Securities Unless It Is Accompanied by a Prospectus Supplement.

          We may sell the securities directly to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them; and

•	the net proceeds to us.

          Common Stock.   We may issue shares of our Common Stock from time to time. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Subject to any preferences of outstanding shares of preferred stock, holders of common stock are entitled to dividends when and if declared by our board of directors.

          Warrants.   We may issue warrants for the purchase of Common Stock. We may issue warrants independently or together with Common Stock, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the prospectus supplements related to the series of warrants being offered, as well as the warrant agreements that contain the terms of the warrants.  We will file forms of any warrants being offered through a prospectus supplement.

          We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into the warrant agreements with a warrant agent. Any warrant agent will be a bank that we select that has its principal office in the United States and a combined capital and surplus of at least $50 million. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

USE OF PROCEEDS

          We currently intend to use the net proceeds from the sale of shares of common stock and/or warrants offered by this prospectus for general corporate purposes, including further development of our lead clinical programs, capital expenditures and to meet working capital needs. We will use a prospectus supplement in connection with the sale of shares of common stock and/or warrants offered by this prospectus to further specify how we intend to use any proceeds generated by such sale.

DESCRIPTION OF CAPITAL STOCK

          Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share, of which 200,000 shares have been designated Series A Junior Participating Cumulative Preferred Stock.  As of December 31, 2005, there were 23,383,567 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

          Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, and do not have cumulative voting rights.  Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds, and subject to any preferential dividend rights of any then outstanding preferred stock.  Upon our liquidation, dissolution or winding-up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to any liquidation preference of any then outstanding preferred stock.  Holders of common stock have no preemptive, subscription or conversion rights.  There are no redemption or sinking fund provisions applicable to the common stock.  The outstanding shares of common stock are, and the shares offered by us in this offering will be when issued and paid for, fully paid and non-assessable.

Warrants

          Warrants to purchase shares of our common stock have been issued in conjunction with various financing transactions. The following table summarizes warrants outstanding as of February 28, 2006:

Related Transaction	Number of shares of common stock issuable upon exercise of the warrants (1)	Exercise period	Exercise price (1) (2)

Elan note repayment	600,000	9/30/05 – 9/30/10	$3.88
March 2005 offering	1,500,000	3/31/05 – 3/31/10	$4.00

          (1)  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock.

          (2)  The exercise price of the warrants is subject to adjustment upon the occurrence of certain events, including the issuance by Emisphere of common stock or common stock equivalents that have an effective price that is less than the exercise price of the warrants.

          In addition to the outstanding warrants shown above, MHR holds a right to purchase additional warrants to purchase up to 617,211 shares.

          Before exercising their warrants, holders of warrants do not have any of the rights of holders of the securities purchasable upon such exercise, including, any right to receive dividends or payments upon our liquidation, dissolution or winding up or to exercise voting rights. The shares of common stock issuable upon exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants. The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. However, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement that includes this prospectus or as an exhibit to a current report on Form 8-K.

General

          We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the related common stock will be separately transferable;

•	the number of shares of common stock purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or amount of common stock issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

          Before exercising their warrants, holders of warrants will not have any of the rights of holders of the common stock purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

          Each warrant will entitle the holder to purchase the amount of common stock that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. New York time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

          Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to us (or the warrant agent, if applicable) in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to us (or the warrant agent, if applicable).

          Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the common stock purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

          The warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

          Each warrant agent, if any, will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the Common Stock purchasable upon exercise of, its warrants.

Preferred Stock

          Our board of directors has the authority, subject to certain restrictions, without further stockholder approval, to issue, at any time and from time to time, shares of preferred stock in one or more series.  Each such series shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights, to the full extent now or hereafter permitted by the laws of the State of Delaware.

          The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.  Such rights may include voting and conversion rights which could adversely affect the holders of the common stock.  Satisfaction of any dividend preferences of outstanding preferred stock would reduce the amount of funds available, if any, for the payment of dividends on common stock.  Holders of preferred stock would typically be entitled to receive a preference payment.

Stockholder Rights Plan

          Our board of directors has adopted a stockholder rights plan.  The stockholder rights plan was adopted to give the board of directors increased power to negotiate in our best interests and to discourage appropriation of control of our Company at a price that is unfair to our stockholders.  The stockholder rights plan is not applicable to MHR. It is not intended to prevent fair offers for acquisition of control determined by our board of directors to be in our best interests and the best interests of our Company’s stockholders, nor is it intended to prevent a person or group from obtaining representation on or control of our board of directors through a proxy contest, or to relieve our board of directors of its fiduciary duty concerning any proposal for our acquisition in good faith.

          The stockholder rights plan involves the distribution of one “right” as a dividend on each outstanding share of our common stock to all holders of record on April 7, 2006, and an ongoing distribution of one right with respect to each share of our common stock issued subsequently.  Each right shall entitle the holder to purchase one one-hundredth of a share of Series A Junior Participating Cumulative Preferred Stock.  The rights trade in tandem with the common stock until, and become exercisable upon, the occurrence of certain triggering events, and the exercise price is based on the estimated long-term value of our common stock.  The exercise of these rights becomes economically attractive upon the triggering of certain “flip-in” or “flip-over” rights which work in conjunction with the  stockholder rights plan’s basic  provisions.  The flip-in rights will permit the preferred stock’s holders to purchase shares of common stock at a discounted rate, resulting in substantial dilution of an acquirer’s voting and economic interests in our company.  The flip-over element of the stockholder rights plan involves certain mergers or significant asset purchases, which trigger certain rights to purchase shares of the acquiring or surviving company at a discount.  The stockholder rights plan contains a “permitted offer” exception which allows offers determined by our board of directors to be in our best interests and the best interests of our stockholders to take place free of the diluting effects of the stockholder rights plan’s mechanisms.

          Our board of directors retains the right, at all times prior to acquisition of 20% of our voting common stock by an acquirer, to discontinue the stockholder rights plan through the redemption of all rights, or to amend the stockholder rights plan in any respect.

Delaware Law and Certain By-Law Provisions

          Certain provisions of our by-laws are intended to strengthen our board of directors’ position in the event of a hostile takeover attempt.  These by-law provisions have the following effects:

•

they provide that only persons who are nominated in accordance with the procedures set forth in the by-laws shall be eligible for election as directors, except as may be otherwise provided in the by-laws;

•

they provide that only business brought before the annual meeting by our board of directors or by a stockholder who complies with the procedures set forth in the by-laws may be transacted at an annual meeting of stockholders; and

•	they establish a procedure for our board of directors to fix the record date whenever stockholder action by written consent is undertaken.

Furthermore, our Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

Transfer Agent and Registrar

          Our transfer agent and registrar is Mellon Investor Services, whose offices are located at 480 Washington Boulevard, Jersey City, New Jersey 07310, and its telephone number is 800-522-6645.

PLAN OF DISTRIBUTION

          We may offer and sell shares of Common Stock:

•	through one or more underwriters or dealers in a public offering and sale by them,

•	directly to investors, or

•	through agents.

          We may sell shares of Common Stock from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

•	at market prices prevailing at the time of sale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices

          We will describe the method of distribution of the shares of Common Stock in the applicable prospectus supplement.  In the event there is a material change to our plan of distribution for shares offered pursuant to this prospectus, we will file a post-effective amendment to this prospectus setting forth an explanation of such change.

          Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or purchasers of our Common Stock (as their agents in connection with the sale of shares of Common Stock).  These underwriters, dealers or agents may be considered to be underwriters under the Securities Act.  As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions.  The applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us.

          Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers and agents.

          We may grant underwriters who participate in the distribution of shares of Common Stock an option to purchase additional shares of Common Stock to cover over-allotments, if any, in connection with the distribution.

          Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

LEGAL MATTERS

          Certain legal matters with respect to the securities will be passed on by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.

EXPERTS

          The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report (which includes an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file reports with the Securities and Exchange Commission on a regular basis that contain financial information and results of operations. You may read or copy any document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or the Northeast Regional Office, 3 World Financial Center, Room 4300, New York, NY 10281.  You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.  Our SEC filings are also available at the SEC’s website at www.sec.gov and at our website at www.emisphere.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part.

INCORPORATION BY REFERENCE

          The SEC allows companies to “incorporate by reference” information filed with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and under our Commission File Number 1-10615.

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as filed on March 16, 2006.

2.	Our Current Reports on Form 8-K dated January 9, 2006, January 18, 2006, March 1, 2006 and March 27, 2006.

          You may request a copy of these filings, at no cost, by writing or telephoning our Secretary at our principal executive offices at the following address:

Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, New York 10591
(914) 347-2220

          You may also request information through our website at www.emisphere.com.  The reference to our website does not constitute incorporation by reference of the information contained at the site and you should not consider it part of this prospectus.

          This prospectus is part of a registration statement we have filed with the SEC.  You should rely only on the information or representations provided in this prospectus.  We have authorized no one to provide you with different information.  We are not making an offer of these shares of common stock in any state where the offer is not permitted.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

          An estimate (other than the SEC registration fee) of the fees and expenses of issuance and distribution (other than discounts and commissions) of the Common Stock offered hereby (all of which will be paid by us) is as follows:

SEC registration fee	$5,685
Legal fees and expenses	$50,000
Accounting fees and expenses	$50,000
Printing costs and expenses	$50,000
Total	$155,685

Item 15.     Indemnification of Directors and Officers.

          The General Corporation Law of the State of Delaware (“DGCL”) permits us and our stockholders to limit directors’ exposure to liability for certain breaches of the directors’ fiduciary duty, either in a suit on behalf of us or in an action by our stockholders.

          Our Certificate of Incorporation (the “Charter”) eliminates the liability of directors to stockholders or our Company for monetary damages arising out of the directors’ breach of their fiduciary duty of care.  The Charter also authorizes us to indemnify our directors, officers, incorporators, employees and agents with respect to certain costs, expenses and amounts incurred in connection with an action, suit or proceeding by reason of the fact that such person was serving as our director, officer, incorporator, employee or agent.  In addition, the Charter permits us to provide additional indemnification rights to our officers and directors and to indemnify them to the greatest extent possible under the DGCL.

          We maintain a standard form of officers’ and directors’ liability insurance policy which provides coverage to our officers and directors for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

Item 16.     Exhibits.

          The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

Exhibit Number	Description

5.1	Opinion of Brown Rudnick Berlack Israels LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Brown Rudnick Berlack Israels LLP (incorporated by reference to Exhibit 5.1)

24.1	Power of Attorney (included in Signature Page)

Item 17.     Undertakings.

          The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of shares of common stock offered (if the total dollar value of shares of common stock offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares of common stock offered therein, and the offering of such shares of common stock at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the shares of common stock being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the shares of common stock offered therein, and the offering of such shares of common stock at that time shall be deemed to be the initial bona fide offering thereof.

(5)

That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(6)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the shares of common stock offered therein, and the offering of such shares of common stock at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares of common stock being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael M. Goldberg and Elliot M. Maza, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and any amendments thereto) to this Registration Statement on Form S-3 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York on April 7, 2006.

EMISPHERE TECHNOLOGIES INC

By:	/s/ Michael M. Goldberg

Michael M. Goldberg, M.D.
Chairman of the Board
and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities indicated:

NAME AND SIGNATURE	TITLE	DATE

/s/ Michael M. Goldberg	Director, Chairman of the Board and Chief Executive Officer (principal executive officer)	April 7, 2006

Michael M. Goldberg, M.D.

/s/ Howard M. Pack	Director	April 7, 2006

Howard M. Pack

/s/ Stephen K. Carter	Director	April 7, 2006

Stephen K. Carter, M.D.

/s/ Mark H. Rachesky	Director	April 7, 2006

Mark H. Rachesky, M.D

/s/ Michael Weiser	Director	April 7, 2006

Michael Weiser, M.D

/s/ Elliot Maza	Chief Financial Officer (principal financial and accounting officer)	April 7, 2006

Elliot M. Maza, J.D., C.P.A.

INDEX TO EXHIBITS

5.1	Opinion of Brown Rudnick Berlack Israels LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Brown Rudnick Berlack Israels LLP (incorporated by reference to Exhibit 5.1)

24.1	Power of Attorney (included in Signature Page)